Exhibit 99.1
Press Release

SGI TO RECRUIT NEW EXECUTIVE LEADERSHIP FOR GLOBAL SALES

FREMONT, Calif., Aug. 28, 2013 – SGI (NASDAQ:SGI) today announced that Tony Carrozza, executive vice president of worldwide sales, is leaving the company to pursue other business and personal interests.  Mr. Carrozza will remain with the company for 90 days to help ensure a smooth transition.  The company has initiated a search for a new leader of global sales.

“Tony has been with SGI for nearly six years.  He was a member of the original Rackable management team that integrated the purchase of the SGI assets and began our transition from providing compute infrastructure to providing a broad range of solutions for high-performance computing, storage, and Big Data,” said Jorge Titinger, SGI’s president and chief executive officer.  “We are grateful for Tony’s hard work and leadership through the current phase of this transition.  We wish Tony much success in his future endeavors, and are looking forward to attracting a seasoned sales leader to join our excellent executive team as we execute our strategy and enable customers to solve some of the world’s most challenging problems.”

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Cautionary Statement Regarding Forward Looking Statements
The statements made in this press release regarding recruiting a new leader of global sales and the expected separation and transition service of our current leader of global sales are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Actual results could differ materially from those described by these statements due to a number of uncertainties, including, but not limited to, our ability to successfully recruit and retain key management personnel, including a new leader of global sales; our ability to manage our sales force during a management transition, including our ability to meet bookings and revenue objectives and manage certain customer and channel sales relationships; and other risks as detailed in SGI's filings with the Securities and Exchange Commission ("SEC"), including those described in SGI's Annual Report on Form 10-K under the caption "Risk Factors" filed with the SEC on Sept. 10, 2012, which are available at the SEC's web site at http://www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. SGI undertakes no obligation to update the information in this news release, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Contact Information:

All Inquiries
John Swenson
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jswenson@sgi.com

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